Exhibit 10.7

AMENDMENT ONE TO THE

CONAGRA LONG TERM SENIOR MANAGEMENT INCENTIVE PLAN

OPERATIONAL DOCUMENT

(Amended and Restated Effective June 1, 1998)

It is hereby confirmed that, prior to this Amendment, the sole document setting forth the terms and conditions of the ConAgra Long Term Senior Management Incentive Plan is the ConAgra Long Term Senior Management Incentive Plan Operational Document (the “Plan”), as amended and restated effective June 1, 1998, attached hereto as Exhibit A.

Effective January 1, 2009, the Plan is amended as follows:

1.	Paragraph 5 is revised by replacing “as soon as reasonably practicable after” with the following:

“within the 90 day period beginning on the last day of the applicable fiscal year for which performance is certified and within that period:”

2.	Paragraph 6.B is revised by adding the following at the end thereof:

“within 30 days after such dividend is paid to shareholders.”

3.	The next to last sentence of paragraph 6.D is revised by adding the following between “in each Sub-Account” and “if the Participant violates”:

“if a properly executed Noncompetition and Confidentiality Agreement is not received by the Company within sixty (60) days after the applicable termination of employment or”

4.	The last sentence of Paragraph 6.F is revised to read as follows:

The payment shall be made within 30 days following the later of the date of vesting or the deadline for receipt of the Noncompetition and Confidentiality Agreement, if applicable.

5.	A new paragraph 6.G is added as follows:

The term “termination of employment”, “retirement” or similar terms used in the Plan shall mean a “Separation from Service” with the Company within the meaning of Code Section 409A. Generally, a Participant separates from service if and only if the Participant dies, retires, or otherwise has a termination of employment with the Company, determined in accordance with the following:

(i)	Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company. If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6) month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty nine (29) month period of absence shall be substituted for such six (6) month period.

(ii)	Dual Status. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must separate from service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a separation from service. However, if a Participant provides services to the Company as an employee and as a member of the Board of Directors of the Company, and if any plan in which such person participates as a Board member is not aggregated with this Plan pursuant to Treasury Regulation section 1.409A-1(c)(2)(ii), then the services provided as a director are not taken into account in determining whether the Participant has a separation from service as an employee for purposes of this Plan.

(iii)

Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor except as provided in (ii) above) would permanently decrease to no more than twenty (20) percent of the average level of bona fide services performed (whether as an employee or an independent contractor, except as provided in (ii) above) over the immediately preceding thirty six (36) month period (or the full period of services to the Company if the Participant has been providing services to the Company less than thirty six (36) months). For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described above, for purposes of this paragraph (iii) the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this paragraph (iii) (including for purposes of determining the applicable thirty six (36) month (or shorter) period).

(iv)	Service with Related Companies. For purposes of determining whether a separation from service has occurred under the above provisions, the “Company” shall include the Company and all Related Companies. The term “Related Company” means: (i) any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b)) that includes the Company; and (ii) any trade or business (whether or not incorporated) that is under common control (as defined in Code Section 414(c)) with the Company. For purposes of applying Code §§ 414(b) and (c), 25% is substituted for the 80% ownership level.

6.	A new Section 6.H is added as follows:

Notwithstanding anything (including any provision of the Plan) to the contrary, if a participant is a “Specified Employee”, payment to the participant on account of a Separation from Service shall, in accordance with Treasury Regulation Section 1.409A-3(i)(2), be made to the participant on the earlier of (a) the Participant’s death or (b) the first business day (or within 30 days after such first business day) that is more than six (6) months after the date of Separation from Service. A “Specified Employee” is as defined under Internal Revenue Code Section 409A and Treasury Regulation Section 1.409A-1(i). In the Company’s sole and absolute discretion, interest may be paid due to such delay. Further, any interest will be calculated in the manner determined by the Company in its sole and absolute discretion. Dividend equivalents will not be paid with respect to any dividends that would have been paid during the delay if the Common Stock had been issued, unless the terms applicable to the Award provide that dividend equivalents on the Award shall be paid at any time while the Award is outstanding. If dividend equivalents are to be paid with respect to any period during which payment is delayed pursuant to this paragraph, then the payment of such dividend equivalents shall also be delayed until after the end of the payment delay provided in this paragraph.

7.	Section 7 is amended by deleting “(as determined under ConAgra’s Long-Term Disability Plan)”, and by adding the following to the end thereof:

For all purposes of this Plan, a Participant has a “total and permanent disability” if the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Company’s long term disability plan.

8.	Section 8 is amended to read as follows:

8. Change of Control. If a Participant’s employment is terminated by ConAgra or its subsidiaries following the date of a Change of Control, then all of the Participant’s prior distributions that are not vested shall be unrestricted, nonforfeitable and fully vested. Change of Control shall occur upon any of the following dates:

(a) The date individuals who constitute the Board (the “Incumbent Board”) cease for any reason during any 12 month period to constitute at least fifty percent (50%) of the members of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by ConAgra’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(b) The date of consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own 50% or more of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities.

(c) The date any one person, or more than one person acting as a group, acquires (or has acquired during the preceding 12 months) ownership of stock of ConAgra possessing 30% or more of the total voting power of the stock of ConAgra.

(d) The date that any one person, or more than one person acting as a group who is not related to ConAgra within the meaning of Treasury Regulation Section 1.409A-3(i)(vii)(B), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from ConAgra that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section, “more than one person acting as a group” is determined under Treasury regulation Section 1.409A-3(i)(5)(v)(B). If a person owns stock in both entities that enter into a merger, consolidation, purchase or acquisition of stock, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. In no event shall a change of control occur under circumstances that would not constitute a “change in the ownership of a corporation,” a “change in effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets,” as those terms are defined in regulations and other applicable guidance issued under section 409A of the Code.

9.	A new Section 12 is added to read as follows:

12. Code Section 409A — It is intended that all compensation and benefits payable or provided to Participant under the Plan shall, to the extent Code Section 409A is applicable, fully comply with the provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations relating thereto so as not to subject Participants to the additional tax, interest or penalties which may be imposed under Section 409A. None of the Company, its contractors, agents and employees, the Board and each member of the Board shall be liable for any consequences of any failure to follow the requirements of Code Section 409A or any guidance or regulations thereunder, unless such failure was the direct result of an action or failure to act that was undertaken by the Company in bad faith.

IN WITNESS WHEREOF, this document is executed on the date set forth below.

CONAGRA FOODS, INC.

By:	/s/ Charles Salter
Title:	Vice President, Human Resources
Date:	September 25, 2008

EXHIBIT A

CONAGRA LONG TERM SENIOR MANAGEMENT INCENTIVE PLAN

OPERATIONAL DOCUMENT

(Amended and Restated Effective June 1, 1998)

1. Purpose. The purpose of this document is to set forth the operational rules of the ConAgra Long Term Senior Management Incentive Plan (“Plan”). This document reflects the provisions of the Amended and Restated ConAgra Long Term Senior Management Incentive Plan, dated effective July 15, 1982 (“Plan Document”) and all rules, regulations and guidelines for operation of the Plan, and shall control with regard to operation of the Plan regardless of the provisions of any other document, including the Plan Document. The Human Resources Committee (“Committee”) adopts this document pursuant to Section 2 of the Plan Document and the Board of Directors of ConAgra has adopted this document and both intend that this document shall control the operation of the Plan. The procedures, rules and guidelines shall bind all parties, including ConAgra, its stockholders and the Plan Participants.

2. Eligible Employees. Only employees of ConAgra or its subsidiaries shall be eligible to participate in the Plan. Committee members, non-employee directors and independent contractors shall not be eligible to participate in the Plan. The actual participants in the Plan shall be selected by the Committee in its sole and absolute discretion.

3. Participation. The Committee, in its sole and absolute discretion, shall select the employees who shall share in the Award. The Committee shall also designate, in its sole and absolute discretion, the share of the Award for each Participant in the Plan for the applicable fiscal year. Subject to the addition and deletion of Participants as described below, the Committee shall select the Participants within 30 days of the beginning of the applicable fiscal year. The share of the Award shall be based upon the proportion of Units granted to a Participant to the total number of Units available for the fiscal year. The Committee, in its sole and absolute discretion, may add Participants during a fiscal year and determine such new Participant’s share of the Award. A new Participant may or may not result in the reduction of shares of the Award of the other Participants as determined by the Committee in its sole and absolute discretion, but in no event shall any change in the number of Participants or the exercise of such discretion result in any increase of another Participant’s share of the Award or in the total of the shares of the Award exceeding 100% of the Award. In addition, no such additional Participant shall be a “covered employee” within the meaning of Treas. Reg §1.162-27(c)(2) unless such additional Participant’s eligibility to receive a share in the Award does not begin until the next succeeding fiscal year. Any such reduction is not required to be made on a pro rata basis, but the Committee may select, in its sole and absolute discretion, the Participants whose shares shall be reduced and the amount of the reduction. Additionally, the Committee may, at any time, reduce or eliminate a Participant’s share of an Award that has not been distributed to the Participant for any reason the Committee deems, in its sole and absolute discretion, as appropriate.

4. Computation of Award. The Committee shall compute the amount of the Award for each fiscal year. A preliminary calculation of the Award shall be made in July of each year. The preliminary calculation will be verified and certified in writing after the receipt of the audited financials for the year. The amount of the Award shall be calculated according to the following steps:

A.	The fully diluted after-tax earnings per share shall be calculated by dividing after-tax earnings for the fiscal year by the weighted average of common and common equivalent shares that are applicable to fully diluted earnings for the fiscal year.

B.

Calculate the Threshold Compounded Fully Diluted After-Tax Earnings Per Share for the fiscal year. The Threshold Compounded Fully Diluted After-Tax Earnings Per Share for the fiscal year shall be the result of multiplying 1.2762816 by the Base After-Tax Earnings Per Share. The Base After-Tax Earnings Per Share shall be the 5-year average of the Fully Diluted After-Tax Earnings Per Share for the 7th, 6th, 5th, 4th and 3rd fiscal years preceding the applicable fiscal year. The 1.2762816 is the factor used to reflect a 5% compounding of the Base After-Tax Earnings Per Share.

C.	The Award shall be equal to 8% of the result of multiplying the weighted average of common and common equivalent shares that are applicable to fully diluted after-tax earnings for the year times the excess of the fully diluted after-tax earnings per share for the year over the Compounded Fully Diluted After-Tax Earnings Per Share.

D.	The number of Share Equivalents shall be determined by the Committee by dividing the dollar value of the Award computed pursuant to Paragraph 4C by the quarterly average price of the Company Common Stock.

After-tax earnings means net income of the Company after income taxes for the given fiscal year, as determined in accordance with generally accepted accounting principles (GAAP), provided, however, (i) the after-tax expense for the Award and any other after-tax compensation expenses under the Plan shall be added back, (ii) after-tax income shall be determined by excluding gains or losses on asset disposals in excess of 1% of after-tax income (before the adjustments as provided herein), (iii) after-tax income shall be determined by excluding extraordinary items (as determined by the independent accountants of the Company in accordance with GAAP), and (iv) after-tax income shall be adjusted to reflect accounting changes so that after-tax income is computed consistently over the fiscal years of consideration. Prior to the distribution of an Award, the Committee, in its sole and absolute discretion, may reduce the amount of the Award and the share of any Participant in an Award; provided, however, no such reduction shall result in an increase in the share of any other Participant in an Award.

5. Distributions. Each Participant’s share of the Award shall be made in Share Equivalents of ConAgra Common Stock, as soon as reasonably practicable after (i) ConAgra has received an opinion from independent auditors regarding ConAgra’s financial statements for the applicable year, and (ii) the Committee has certified in writing the amounts determined hereunder and the material terms of the Plan have been satisfied. Each Participant shall be notified in writing with respect to the Participant’s Award.

6. Terms. The Share Equivalents granted pursuant to the Plan shall be subject to the following terms and conditions:

A.	The Company shall set up an appropriate record and thereafter from time to time enter therein the name of each Participant and the number of Share Equivalents awarded the Participant under the Plan (“Participant’s Account”). A separate sub-account shall be set up under the Participant’s Account for each year’s Award to the Participant (“Participant’s Sub-Account”).

B.	If cash dividends are paid on Company Common Stock, an equivalent cash dividend per share shall be paid for each Share Equivalent held in the Participant’s Account as of the record date of the Common Stock dividend, subject to any applicable tax payment and withholding.

C.	Each Participant’s Sub-Account shall be 100% vested at the earliest of (i) the Participant’s death while employed by ConAgra or its subsidiaries, (ii) the Participant’s retirement while employed by ConAgra or its subsidiaries on or after age 65, (iii) total and permanent disability, or (iv) five full years of employment with ConAgra or its subsidiaries after the fiscal year to which Participant’s Sub-Account applies. If the Participant terminates employment with ConAgra and its subsidiaries prior to the earliest of 6C(i), (ii), (iii) and (iv), the Participant’s interest in the Sub-Account shall be 20% vested for each full year of employment with ConAgra or its subsidiaries after the fiscal year of the Award, unless the Participant is terminated by ConAgra or its subsidiary for cause. A Participant shall forfeit the Participant’s entire interest in each Sub-Account if the Participant’s employment is terminated for cause prior to the earliest of 6C(i), (ii), (iii) and (iv). Any portion of the Participant’s Sub-Accounts that is not vested at the time of the Participant’s termination of employment shall be forfeited. For purposes of the Plan, “cause” shall include the Participant’s negligence, neglect of duty, dishonesty or misconduct or the Participant’s indictment, conviction or plea of guilty or nolo contendere to a misdemeanor including moral turpitude or a felony.

D.

Notwithstanding the provisions of Paragraph 6C, a Participant who terminates employment prior to the earliest of 6C(i), (ii), (iii), and (iv) and is not terminated for cause, shall be required to enter into a Noncompetition and Confidentiality Agreement in which the Participant agrees not to compete with the Company and its subsidiaries for the six months following the Participant’s termination of employment and not to disclose confidential information. Such Participant shall forfeit the Participant’s entire interest in each Sub-Account if the Participant violates the terms and conditions of the Noncompetition and Confidentiality Agreement. The Noncompetition and Confidentiality Agreement shall have such terms and conditions as determined by the Committee.

E.	Upon the earlier of (i) any of the events described in 6C(i), (ii), (iii), and (iv), or (ii) the Participant’s termination of employment with ConAgra, with respect to the vested portions of a Participant’s Sub-Account, the Participant shall be paid in ConAgra Common Stock. Fractional shares shall be paid in cash. With respect to any Sub-Account that is only partially vested at the date of the Participant’s termination, the ConAgra Common Stock shall not be delivered until six months after the Participant’s termination of employment and only if the Participant complies with the Noncompetition Agreement described in 6D.

F.	Notwithstanding the preceding provisions, the Company shall withhold a sufficient number of shares to pay applicable taxes and withholding, unless the Participant makes a cash payment to the Company of such taxes and withholding in accordance with the procedures established by the Company. The payment shall be made as soon as reasonably practicable following the date of vesting and signing of the Noncompetition and Confidentiality Agreement, if applicable.

7. Death, Disability or Retirement. In the event of a Participant’s death, total and permanent disability (as determined under ConAgra’s Long Term Disability Plan) or retirement on or after attainment of age 65, all of the Participant’s prior distributions shall be unrestricted and fully vested and the Participant shall be entitled to a pro rata share of his allocation for the fiscal year of death, disability or retirement based upon the period of employment by the Participant during the fiscal year. The portion of the Participant’s Award that he does not receive will not be reallocated to the remaining Participants.

8. Change of Control. If a Participant’s employment is terminated by ConAgra or its subsidiaries following the date of a Change of Control, then all of the Participant’s prior distributions that are not vested shall be unrestricted, nonforfeitable and fully vested. Change of Control shall mean:

(i)	The acquisition (other than from ConAgra) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), (excluding, for this purpose, ConAgra or its subsidiaries, or any employee benefit plan of ConAgra or its subsidiaries which acquires beneficial ownership of voting securities of ConAgra) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of Common Stock or the combined voting power of ConAgra’s then outstanding voting securities entitled to vote generally in the election of directors; or

(ii)	Individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by ConAgra’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii)	Approval by the stockholders of ConAgra of a reorganization, merger, consolidation, in each case, with respect to which persons who were the stockholders of ConAgra immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of ConAgra or of the sale of all or substantially all of the assets of ConAgra.

9. Administration. The Committee shall have sole responsibility to administer the Plan. Decisions of the Committee shall be final, conclusive and binding on all parties.

10. Amendment. This document may be amended by the Committee, provided, however, that this document may not be amended subsequent to the announcement of an event that could result in a Change of Control of ConAgra, or subsequent to a Change of Control of ConAgra.

11. General Unsecured Creditor/Nontransferability. A Participant shall be no more than a general, unsecured creditor of the Company with respect to the Participant’s interest in the Plan. A Participant’s rights under the Plan may not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

This document has been adopted by the Board of Directors and Human Resources Committee of ConAgra, Inc. on                     , 1998.

By:
Title:	Chairman – Human Resources Committee

AMENDMENT TO THE CONAGRA LONG TERM

SENIOR MANAGEMENT INCENTIVE PLAN OPERATIONAL DOCUMENT

(Amended and Restated Effective June 1, 1998)

Effective for the fiscal year ending May 26, 2002, the ConAgra Long Term Senior Management Incentive Plan Operational Document (“Plan”) is amended, as follows:

Section 4 of the Plan is amended to read as follows:

“4. Computation of Award. The Committee shall compute the amount of the Award for each fiscal year. A preliminary calculation of the Award shall be made in July of each year. The preliminary calculation will be verified and certified in writing after the receipt of the audited financials for the year. The amount of the Award shall be calculated according to the following steps:

A.	The fully diluted after-tax earnings per share shall be calculated by dividing after-tax earnings for the fiscal year by the weighted average of common and common equivalent shares that are applicable to fully diluted earnings for the fiscal year.

B.	Calculate the Threshold Compounded Fully Diluted After-Tax Earnings Per Share for the fiscal year. The Threshold Compounded Fully Diluted After-Tax Earnings Per Share for the fiscal year shall be the result of bringing forward at a 5% compound annual growth rate the Base After-Tax Earnings Per Share to the fiscal year of the Award. The Base After-Tax Earnings Per Share shall be the 5-year average of the Fully Diluted After-Tax Earnings Per Share for the 1992, 1993, 1994, 1995 and 1996 fiscal years.

C.	The Award shall be equal to 8% of the result of multiplying the weighted average of common and common equivalent shares that are applicable to fully diluted after-tax earnings for the year times the excess of the fully diluted after-tax earnings per share for the year over the Compounded Fully Diluted After-Tax Earnings Per Share.

D.	The number of Share Equivalents shall be determined by the Committee by dividing the dollar value of the Award computed pursuant to Paragraph 4C by the quarterly average price of the Company Common Stock.

After-tax earnings means net income of the Company after income taxes for the given fiscal year, as determined in accordance with generally accepted accounting principles (GAAP), provided, however, the after-tax expense for the Award and any other after-tax compensation expenses under the Plan shall be added back. Prior to the distribution of an Award, the Committee, in its sole and absolute discretion, may reduce the amount of the Award and the share of any Participant in an Award; provided, however, no such reduction shall result in an increase in the share of any other Participant in an Award.”

This document has been adopted by the Board of Directors and Human Resources Committee of ConAgra, Inc. on July 13, 2001.

By:
Title:	Chairman – Human Resources Committee